Exhibit 10.3

DATED	3 May 2010

CME Media Services Limited

- and -

Andrei Boncea

CONTRACT OF EMPLOYMENT

CONTRACT OF EMPLOYMENT AND STATEMENT OF PARTICULARS PURSUANT TO SECTION 1 OF THE EMPLOYMENT RIGHTS ACT 1996 (the “Contract”)

Name and Address of Employer:	CME Media Services Limited, 5 Fleet Place, London EC4M 7RD, United Kingdom (the “Company”)

Name and Address of Employee:	Andrei Boncea [address redacted]

Date this Contract takes effect:	3 May 2010

1	COMMENCEMENT OF AND CONDITIONS TO EMPLOYMENT

1.1
Your employment with the Company shall commence on 3 May 2010 or such other date as agreed between you and the President and Chief Executive Officer of the CME group, subject to compliance with clause 1.2 below (the “Commencement Date”). No previous period of employment shall count as continuous employment.

1.2
You shall establish to the Company’s satisfaction (through production of original documents reasonably requested by us) that you are entitled to live and work in the Czech Republic without any additional approvals. You will notify the Company immediately if you cease to be so entitled at any time during your employment with the Company.

1.3
You represent and warrant that you are not bound by or subject to any contract, court order, agreement, arrangement or undertaking which in any way restricts or prohibits you from entering into this Contract or performing your duties under it.

2	JOB TITLE AND DUTIES

2.1	Your job title is Head of Media Pro Entertainment reporting to the President and Chief Executive Officer of the CME group.

2.2	Your main duties are:

2.2.1	managing the operations of Media Pro Entertainment;

2.2.2	acting as statutory director of such entities of the CME group as may be determined from time to time;

2.2.3	undertaking such additional tasks in respect of the business of the CME group as the President and Chief Executive Officer of the CME group directs from time to time; and

2.2.4
travel to such countries as directed by the President and Chief Executive Officer of the CME group to undertake tasks specified by the President and Chief Executive Officer of the CME group.  In addition to your main duties you will be required to carry out such other duties consistent with your position as the Company may from time to time reasonably require.

2.3	You shall use your best endeavours to promote and protect the interests of the CME group and shall not do anything that is harmful to those interests.

2.4
You shall devote the whole of your working time (unless prevented by ill-health or accident or otherwise directed by the Company) to the duties of this Contract and you shall not be directly or indirectly interested or concerned in any manner in any other business (other than holding as a bona-fide personal investment equity in any company whose shares are listed on any recognised exchange or does not otherwise contravene clause 17) except with the Company’s prior written consent. If such consent is given, you must provide the Company with the number of hours worked for any other employer each month.

3	PLACE OF WORK

3.1
You will be based in the Company’s Prague branch office or at such other location as the Company may from time to time reasonably require.  However, it is agreed that your position will require that you spend extensive time travelling for the proper performance of your duties.

3.2
The duties of this appointment shall relate primarily to the countries in which the CME group operates.  You may also be required to travel to other destinations from time to time as reasonably required by the Company for the proper performance of your duties.

4	REMUNERATION

4.1
Your basic salary is EUR 488,000 per year, payable monthly in arrears from the period commencing April 1, 2010 by credit transfer into your bank account after all necessary deductions for relevant taxes and social security payments. Your salary will be reviewed on an annual basis.  The first review will take place on or about the first anniversary of your Commencement Date.  Any increase is entirely at the Company’s discretion.

4.2
You shall also be entitled to a one-off payment in the amount of EUR 58,282. Such amount shall be paid at the same time and by the same method as your first salary payment is paid and shall be subject to all necessary deductions for relevant taxes and social security payments.

4.3
You shall be entitled to participate in the CME Management Compensation Policy in effect from time to time (the “Policy”). The amount, if any, of any bonus awarded pursuant to the Policy shall be determined by the President and Chief Executive Officer of the CME group, pursuant to the rules of the Policy. Any bonus awarded will be based on a figure representing 75% of your gross annual salary.

5	OTHER BENEFITS

5.1
You are entitled to membership of such insurance schemes (each referred to below as an “insurance scheme”) provided by the Company from time to time, including a medical and dental expenses insurance scheme providing such cover for you and your spouse/partner and any children under the age of eighteen (18) as the Company may from time to time notify to you.

5.2
Benefits shall be subject to the terms of any applicable insurance policy and are conditional upon your complying with and satisfying any applicable requirements of the insurers or other benefits provider.  Copies of these rules and policies and particulars of the requirements shall be provided to you on request.  The Company shall not have any liability to pay any benefit to you under any insurance scheme unless it receives payment of the benefit from the insurer under the scheme.

5.3
Any insurance scheme which is provided for you is also subject to the Company’s right to alter the cover provided or any term of the scheme or to cease to provide (without replacement) the scheme at any time if in the reasonable opinion of the Company your state of health is or becomes such that the Company is unable to insure the benefits under the scheme at the normal premiums applicable.

5.4
The provision of any insurance scheme or any benefits hereunder does not in any way prevent the Company from lawfully terminating this Contract in accordance with the provisions in clause 9 even if to do so would deprive you of membership of or cover under any such scheme or benefit.

6	EXPENSES

The Company shall reimburse you for all reasonable expenses incurred by you in the proper performance of your duties under this Contract on production of appropriate receipts in accordance with the CME Group Expenses Policy in effect from time to time.

7	HOURS OF WORK

Your normal working hours are 40 hours per week Monday to Friday together with such additional hours as may be necessary for the proper performance of your duties. This may include working in the evenings, outside normal office hours, at weekends or on public holidays.  No additional pay or time off will be permitted.

8	HOLIDAYS

8.1	You are entitled to 25 days’ holiday per annum (in addition to public holidays).

8.2	Your entitlement to holiday accrues pro rata on an annual basis as calculated from 1 April until 31 March (inclusive) each year (the “Holiday Year”).

8.3	On termination, you will be paid only for accrued vacation in the relevant Holiday Year and not for vacation carried over from the previous year.

8.4
The Company may also refuse to allow you to take holiday in circumstances where it would be inconvenient to the business of the Company.  If, in exceptional circumstances, the Company is forced to cancel holiday previously booked by you, all reasonable and properly documented accommodation, reservation and travel expenses incurred by you in connection therewith up to the date of cancellation that are not otherwise refundable will be reimbursed by the Company.

9	TERMINATION

9.1	The Company may terminate this Contract on giving you 12 months’ notice in writing to expire at any time. You are required to give the Company the same period of notice, to expire at any time.

9.2
The Company may at any time and in its absolute discretion (whether or not any notice of termination has been given under clause 9.1 above) terminate this Contract with immediate effect and make a payment in lieu of notice.  This payment will be  comprised solely of your basic salary (at the rate payable when this option is exercised) in respect of the portion of the notice period remaining at the time the Company exercises this option and shall be subject to deductions for income tax and social security as appropriate.  You will not, under any circumstances, have any right to payment in lieu unless the Company has exercised its option to pay in lieu of notice.

9.3
At the election of the Company, the payment in lieu of notice will be made at the times the Company would have made payments to you had notice not been given or on expiry of the remainder of the period of notice.

9.4
Your employment may be terminated by the Company for Cause at any time without notice or payment in lieu of notice. For purposes of this Contract, “Cause” shall mean (i) the commission by you of any act or omission that would constitute a felony or an indictable offence under United States federal, state or equivalent foreign law; (ii) your gross negligence, recklessness, dishonesty, fraud, disclosure of trade secrets,or confidential information, willful malfeasance or willful misconduct in the performance of services to the Company; (iii) willful misrepresentation by you which is injurious to the Company; (iv) your willful failure without reasonable justification to comply with reasonable directions of the President and Chief Executive Officer of the CME group; or (v) a willful and material breach of your duties or obligations under this Contract.

9.5
Upon the termination by whatever means of this Contract you shall immediately return to the Company all documents, computer media and hardware, credit cards, mobile phones and communication devices, keys and all other property belonging to or relating to the business of the Company which is in your possession or under your power or control and you must not retain copies of any of the above.

10	SUSPENSION

10.1	The Company may suspend you from your duties on full pay to allow the Company to investigate any bona-fide complaint made against you in relation to your employment with the Company.

10.2
Provided you continue to enjoy your full contractual benefits and receive your pay in accordance with this Contract, the Company may in its absolute discretion do all or any of the following during the notice period or any part of the notice period, after you or the Company have given notice of termination to the other, without breaching this Contract or incurring any liability or giving rise to any claim against it:

10.2.1	exclude you from the premises of any company of the CME group;

10.2.2	require you to carry out only specified duties (consistent with your status, role and experience) or to carry out no duties;

10.2.3	announce to any of its employees, suppliers, customers and business partners that you have been given notice of termination or have resigned (as the case may be);

10.2.4
prohibit you from communicating in any way with any or all of the suppliers, customers, business partners, employees, agents or representatives of the CME group until your employment has terminated except to the extent that you are authorised by the General Counsel of the CME group in writing; and

10.2.5	require you to comply with any other reasonable conditions imposed by the Company.

10.3	You will continue to be bound by all obligations owed to the Company under this Contract until termination of this Contract in accordance with clause 9 or such later date as provided herein.

11	CONFIDENTIAL INFORMATION

11.1
You agree during and after the termination of your employment not to use or disclose to any person (and shall use your best endeavours to prevent the use, publication or disclosure of) any confidential information:

11.1.1	concerning the business of the CME group and which comes to your knowledge during the course of or in connection with your employment or your holding office with the CME group; or

11.1.2
concerning the business of any client or person having dealings with the CME group and which is obtained directly or indirectly in circumstances where the CME group is subject to a duty of confidentiality.

11.2
For the purposes of clause 11.1.1 above, information of a confidential or secret nature includes but is not limited to information disclosed to you or known, learned, created or observed by you as a consequence of or through your employment with the Company, not generally known in the relevant trade or industry about the Company or any member of the CME group’s business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, programming and plans for programming, finances, accounting, methods, processes, business plans (including prospective or pending licence applications or investments in licence holders or applicants), client or supplier lists and records, potential client or supplier lists, and client or supplier billing.

11.3	This clause shall not apply to information which is:

11.3.1	used or disclosed in the proper performance of your duties or with the consent of the Company;

11.3.2	ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law or pursuant to the rules of any applicable stock exchange; or

11.3.3	in or comes into the public domain (otherwise than due to a default by you).

12	INTELLECTUAL PROPERTY

12.1	You shall assign with full title your entire interest in any Intellectual Property Right (as defined below) to the Company to hold as absolute owner.

12.2
You shall communicate to the Company full particulars of any Intellectual Property Right in any work or thing created by you and you shall not use, license, assign, purport to license or assign or disclose to any person or exploit any Intellectual Property Right without the prior written consent of the Company.

12.3
In addition to and without derogation of the covenants imposed by the Law of Property (Miscellaneous Provisions) Act 1994, you shall prepare and execute such instruments and do such other acts and things as may be necessary or desirable (at the request and expense of the Company) to enable the Company (or its nominee) to obtain protection of any Intellectual Property Right vested in the Company in such parts of the world as may be specified by the Company (or its nominee) and to enable the Company to exploit any Intellectual Property Right vested in it to its best advantage.

12.4
You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to sign, execute or do any instrument or thing and generally to use your name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause and a certificate in writing signed by any director or the secretary of the Company that any instrument or act relating to such Intellectual Property Right falls within the authority conferred by this clause shall be conclusive evidence that such is the case in favour of any third party.

12.5
You hereby waive all of your moral rights (as defined in the Copyright, Designs and Patents Act 1988) in respect of any act by the Company and any act of a third party done with the Company’s authority in relation to any Intellectual Property Right which is or becomes the property of the Company.

12.6
“Intellectual Property Right” means a copyright, know-how, trade secret and any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same) which:

12.6.1	relates to the business or any product or service of the Company; and

12.6.2	is invented, developed, created or acquired by you (whether alone or jointly with any other person) during the period of your employment with the Company;

and for these purposes and for the purposes of the other provisions of this clause 13, references to the Company shall be deemed to include references to any Associated Company (as defined in clause 17.11 below).

13	COLLECTIVE AGREEMENTS/WORKFORCE AGREEMENTS

There are no collective agreements or workforce agreements applicable to you or which affect your terms of employment.

14	DATA PROTECTION

14.1
You acknowledge that the Company will hold personal data relating to you.  Such data will include your employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include sensitive data relating to your health and data held for equal opportunities purposes).  The Company will hold such personal data for personnel administration and management purposes and to comply with its obligations regarding the retention of your records.  Your right of access to such data is as prescribed by law.

14.2
By signing this Contract, you agree that the Company may process personal data relating to you for personnel administration and management purposes and may, when necessary for those purposes, make such data available to its advisors, to third parties providing products and/or services to the Company and as required by law.

15	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce the provisions of this Contract pursuant to the Contracts (Rights of Third Parties) Act 1999.

16	MONITORING OF COMPUTER SYSTEMS

16.1
The Company will monitor messages sent and received via the email and voicemail system to ensure that employees are complying with the CME group’s Information Technology policy in effect from time to time.

16.2
The Company reserves the right to retrieve the contents of messages for the purpose of monitoring whether the use of the email system is in accordance with the Company’s best practice, whether use of the computer system is legitimate, to find lost messages or to retrieve messages lost due to computer failure, to assist in the investigations of wrongful acts or to comply with any legal obligation.

16.3
You should be aware that no email or voicemail sent or received through the Company’s system is private.  The Company reserves and intends to exercise its right to review, audit, intercept, access and disclose on a random basis all messages created from it or sent over its computer system for any purpose.  The contents of email or voicemail so obtained by the Company in the proper exercise of these powers may be disclosed without your permission.  You should be aware that the emails or voicemails or any document created on the Company’s computer system, however confidential or damaging, may have to be disclosed in court or other proceedings.  An email which has been trashed or deleted can still be retrieved.

16.4
The Company further reserves and intends to exercise its right to monitor all use of the internet through its information technology systems, to the extent authorised by law.  By your signature to this Contract, you consent to any such monitoring.

17	POST-EMPLOYMENT RESTRICTIONS

17.1	For the duration of your employment with the Company and for a period of six (6) months after the termination thereof for any cause, you shall not:

17.2
either on your own account or on behalf of any other person, firm or company, directly or indirectly, carry on or be engaged, concerned or interested in any business the same as that of the CME group or which is competitive with any CME Business (as hereinafter defined) and with which you were actively involved at any time in the twelve months preceding the termination of your employment within the territories in which the CME group operates or is considering to operate (the “Territory”);

17.3
seek to do business and/or do business, perform any services or supply any goods or seek to do so, in competition with any company of the CME group with any person, firm or company who at any time during the twelve months preceding the termination of your employment was a client, customer or supplier of any company of the CME group and with whom during that period you or another person on your behalf had contact or dealings in the ordinary course of business or were aware of in the course of your employment;

17.4
interfere or seek to interfere or take such steps as may or are calculated to interfere with the continuance of supplies (whether services or goods) or any rights of purchase, sale, import, distribution or agency enjoyed by or supplied to any company of the CME group, or the terms on which they are so supplied or enjoyed, from any person, firm or company supplying or offering rights to any company of the CME group at any time during the period of twelve months prior to such termination;

17.5
solicit, entice or procure or endeavour to solicit, entice or procure any employee of the CME group to breach his contract of employment or any person to breach his contract for services with the Company or any Associated Company;

17.6
in relation to any CME Business in the Territory, solicit, employ, engage or offer or cause to be employed or engaged, whether directly or indirectly, any employee, director or consultant of any company of the CME group engaged or employed at the date of termination of your employment or at any time during the twelve months preceding such termination who has knowledge of confidential aspects of the business of the CME group, and with whom, at any time during the period of twelve months prior to such termination, you had material dealings and/or

17.7	you shall not at any time falsely represent yourself as being connected with or interested in the Company or any Associated Company or in the business of the CME group.

17.8
For the duration of your employment with the Company, you shall not, either on your own account or through any other person, firm or company, directly or indirectly,  carry on, accept or be engaged, concerned or interested in, any opportunity (a “Corporate Opportunity”) in Central and Eastern Europe and any other country that Central European Media Enterprises Ltd. (“CME Ltd.”) has identified from time to time (i) which is in the line of business of any company of the CME group from time to time (including, without limitation, securing broadcasting licenses, operating television stations, broadcasting on any distribution platform, selling advertising on any platform, developing and operating internet sites, providing production services, producing programming and other content for broadcast on any platform or for exhibition, distributing or licensing content for exhibition, home entertainment or otherwise, providing other programming services, owning and operating cinemas) (each a “CME Business”) or in any Ancillary Business (ii) which arises or becomes known to you as a result of your employment by the Company, or (iii) in which it can reasonably be expected that the CME group has an interest or expectancy (including any Ancillary Business) unless (a) you have presented the Corporate Opportunity to the Board of Directors of CME Ltd. in reasonable detail and (b) the Board of Directors has decide not to pursue such Corporate Opportunity after such presentation by you.

For purposes of this clause, “Ancillary Business” means any business or opportunity that is related to any CME Business, can reasonably be expected to a customer or supplier of goods or services of any such CME Business in the usual and ordinary course of business, or is otherwise necessary to support the primary activities of any CME Business.

17.9
Each of the restrictions in this clause shall be enforceable independently of each other and its validity shall not be affected if any of the others is invalid.  If any of the restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

17.10	The restrictions set forth in this clause 17 shall not apply if the Company is in breach of this Contract.

17.11
For the purposes of this Contract, “Associated Company” shall mean a subsidiary (as defined by the Companies Act 1985 as amended) and any other company which is for the time being a holding company (as defined by the Companies Act 1985 as amended) of the Company or another subsidiary of such holding company.

18	INDEMNITY

18.1
The Company will indemnify you and pay on your behalf all Expenses (as defined below) incurred by you in any Proceeding (as defined below), whether the Proceeding which gave rise to the right of indemnification pursuant to this Contract occurred prior to or after the date of this Contract provided that you shall promptly notify the Company of such Proceeding and the Company shall be entitled to participate in such Proceeding and, to the extent that it wishes, jointly with you, assume the defence thereof with counsel of its choice.  This indemnification shall not apply if it is determined by a court of competent jurisdiction in a Proceeding that any losses, claims, damages or liabilities arose primarily out of your gross negligence, wilful misconduct or bad faith.

18.2
The term “Proceeding” shall include any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether brought in the name of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, including, but not limited to, actions, suits or proceedings brought under or predicated upon any securities laws, in which you may be or may have been involved as a party or otherwise, and any threatened, pending or completed action, suit or proceeding or any inquiry or investigation that you in good faith believe might lead to the institution of any such action, suit or proceeding or any such inquiry or investigation, in each case by reason of the fact that you are or were serving at the request of the Company as a director, officer or manager of any other Associated Company, whether or not you are serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Contract.

18.3
The term “Expenses” shall include, without limitation thereto, expenses (including, without limitation, attorneys fees and expenses) of investigations, judicial or administrative proceedings or appeals, damages, judgments, fines, penalties or amounts paid in settlement by or on behalf of you and any expenses of establishing a right to indemnification under this Contract.

18.4
The Expenses incurred by you in any Proceeding shall be paid by the Company as incurred and in advance of the final disposition of the Proceeding at your written request.  You hereby agree and undertake to repay such amounts if it shall ultimately be decided in a Proceeding that you are not entitled to be indemnified by the Company pursuant to this Contract or otherwise.

18.5
The indemnification and advancement of Expenses provided by this Contract shall not be deemed exclusive of any other rights to which you may be entitled under the Company’s Articles of Association or the constituent documents of any other Associated Company for which you are serving as a director, officer or manager at the request of the Company, the laws under which the Company was formed, or otherwise, and may be exercised in any order you elect and prior to, concurrently with or following the exercise of any other such rights to which you may be entitled, including pursuant to directors’ and officers’ insurance maintained by the Company, both as to action in official capacity and as to action in another capacity while holding such office, and the exercise of such rights shall not be deemed a waiver of any of the provisions of this Contract.  To the extent that a change in law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded under this Contract, it is the intent of the parties hereto that you shall enjoy by this Contract the greater benefit so afforded by such change.  The provisions of this clause shall survive the expiration or termination, for any reason, of this Contract and shall be separately enforceable.

19	GENERAL

19.1	You hereby authorise the Company to deduct from any salary payable to you any sums owing by you to the Company.

19.2	As from the effective date of this Contract, all other agreements or arrangements between you and the Company shall cease to have effect.

19.3
This Contract shall be governed by and construed in accordance with English law. The parties agree to submit to the non-exclusive jurisdiction of the English courts in respect of any dispute hereunder.

The Company and Andrei Boncea agree to the terms set out above.

Signed as a Deed by CME Media Services Limited acting by:

Daniel Penn, Director	/s/ Daniel Penn

Dave Sturgeon, Director	/s/ Dave Sturgeon

Signed as a Deed by Andrei Boncea	/s/ Andrei Boncea

in the presence of:

Witness signature:	/s/ Velciu Gilda Valentina

Name:	Velciu Gilda Valentina

Address:

Occupation:	Business Administration Director